AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INNOVO GROUP INC.

JOE’S JEANS, INC.

JD HOLDINGS, INC.

AND

JOSEPH M. DAHAN

DATED AS OF FEBRUARY 6, 2007

i

Exhibit A	Plan of Merger
Exhibit B	Seller Disclosure Schedule
Exhibit C	Acquiror Disclosure Schedule
Schedule 4.2	Capitalization
Schedule 4.5	Acquiror Disclosure Schedule
Schedule 6.2(c)	Employment Agreement
Schedule 6.3(c)	Investor Rights Agreement

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of February 6, 2007, by and among Innovo Group Inc., a Delaware corporation  (“Acquiror”), Joe’s Jeans, Inc., a Delaware corporation (“Merger Sub”), JD Holdings, Inc., a California corporation (“Seller”) and Joseph M. Dahan, a resident of California (“Stockholder”). Each of Acquiror, Merger Sub, Seller and Stockholder is a party (“party”) hereto, and one or more of them are parties (“parties”) to this Agreement as the context may require.

WITNESSETH:

WHEREAS, this Agreement contemplates a tax-free merger of Seller with and into Merger Sub in a merger pursuant to Internal Revenue Code Section 368(a)(2)(D). Stockholder will receive Acquiror Common Stock in exchange for its Seller Common Stock.

WHEREAS, Stockholder owns all of the issued and outstanding capital stock of Seller; and

WHEREAS, the Boards of Directors of Acquiror and Seller each have determined that it is advisable and in the best interests of their respective companies and their stockholders to consummate the business combination transactions provided for herein, including the merger of Seller with and into Merger Sub subject to the terms and conditions set forth herein; and

WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1   The Merger   Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Seller shall be merged with and into Merger Sub (the “Merger”) in accordance with the Delaware General Corporation Law (the “DGCL”) with Merger Sub as the surviving corporation, (hereinafter sometimes called the “Surviving Corporation”), which shall continue its corporate existence under the laws of the State of Delaware as a subsidiary of Acquiror, and the separate corporate existence of Seller shall terminate. The Merger shall in all respects have the effects provided in Section 1.5.

1.2   Effective Time   The Merger shall become effective on the date and at the time that a Certificate of Merger is filed with the Secretary of State of the State of Delaware pursuant to Section 103 of the DGCL, unless a later date and time is specified as the effective time in such documents, provided that the parties shall cause the Merger to be effective no later than the day following the date on which the Closing occurs (the “Effective Time”). A closing (the “Closing”) shall take place at 10:00 a.m. on the fifth Business Day (the “Closing Date”) following the receipt of all necessary approvals and consents of any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign (“Governmental Entity”), all required shareholder approvals, including but not limited to, the required approval by Acquiror’s shareholders, and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates, instruments and documents to be delivered at the Closing), at the offices of Acquiror, or at such other place and time as the parties may mutually agree upon. For purposes of this Agreement, a Business Day (“Business Day”) is any day that banks located in the State of California are not permitted or required to be closed, except a

Saturday or Sunday. At the Closing, there shall be delivered to Acquiror and Seller the certificates and other documents required to be delivered under Article VI hereof.

1.3   The Articles of Incorporation and Bylaws of the Surviving Corporation   The Certificate of Incorporation and the Bylaws of Merger Sub shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.4   Directors and Officers   Immediately after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of Merger Sub, in office immediately prior to the Effective Time, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation. The officers of Merger Sub shall, from and after the Effective Time, continue as the officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

1.5   Effect of the Merger   From and after the Effective Time, the separate existence and corporate organization of Seller shall cease, and all right, title and interest in and to all real estate and other property owned by Seller shall be allocated to and shall be vested in Merger Sub as the surviving corporation, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon as set forth in Schedule 3.9 (a), and all liabilities and obligations of Seller shall be allocated to Merger Sub as the surviving corporation, as primary obligor therefor and, except as set forth herein, no other person shall be liable therefor, and all proceedings pending by or against the Seller shall be continued by or against Merger Sub as the surviving corporation, and all liabilities, obligations, assets or rights associated with such proceedings shall be allocated to and vested in Merger Sub as the surviving corporation.

ARTICLE II
MERGER CONSIDERATION

2.1   Merger Consideration   (a) All of the shares of Acquiror and Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Merger. The manner and basis of converting the shares of common stock, no par value, of Seller (the “Seller Common Stock”) upon consummation of the Merger shall be as follows:  At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Seller or Stockholder, all of the Seller Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into Fourteen Million (14,000,000) shares (the “Merger Consideration”) of common stock of Acquiror, par value $.10 per share (the “Acquiror Common Stock)”.

(b)   At the Effective Time, Acquiror shall pay or cause to be paid to Stockholder Three Hundred Thousand and 00/100 Dollars ($300,000.00) in immediately available funds.

2.2   Exchange of Seller Common Stock Certificates   (a) Seller and Acquiror shall designate a mutually acceptable person to serve as exchange agent (the “Exchange Agent”) in connection with the Merger. The Exchange Agent shall provide appropriate stock certificate transmittal materials to the former holders of Seller Common Stock promptly after the Effective Time (which transmittal materials shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates formerly representing shares of Seller Common Stock to the Exchange Agent) and instructions for use in effecting the surrender to the Exchange Agent of certificates of Seller Common Stock in exchange of the Merger Consideration. After the Effective Time, the holder of shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time shall surrender for cancellation the certificate or certificates representing such shares to the Exchange Agent, together with a letter of transmittal duly executed and completed in accordance with the instructions thereto and any other documents reasonably required by the Exchange Agent or Acquiror, and promptly upon surrender of such certificates and other documents, Exchange Agent, on behalf of Acquiror, shall deliver the Merger Consideration to Stockholder in exchange for each such share, without interest. Each certificate for Seller Common Stock so surrendered and all transmittal materials shall be duly completed and endorsed as the Exchange Agent may require. Exchange Agent shall not be obligated to deliver the Merger Consideration to which Stockholder is entitled as a result of the Merger until Stockholder surrenders his certificate or certificates representing shares of Seller Common Stock for exchange as provided in this Section 2.2. After the Effective Time, each certificate that represented outstanding shares of Seller Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than the payment of dividends and other distributions to which Stockholder may be entitled) to evidence only the right of Stockholder to receive the Merger Consideration in exchange for each such share or as provided in Section 2.1 of this Agreement.

(b)   From and after the Effective Time, Stockholder shall cease to have any rights with respect to shares of Seller Common Stock represented thereby except as otherwise provided in this Agreement or by applicable law. All rights to receive the Merger Consideration issued upon conversion of the shares of Seller Common Stock pursuant to this Article II shall be deemed to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to such shares of Seller Common Stock.

(c)   Promptly after the Effective Time, Acquiror shall deposit with the Exchange Agent (defined above) certificates representing shares equal to the aggregate Merger Consideration (the “Exchange Fund”) for the benefit of Stockholder.

2.3   Additional Actions   If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Seller and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Seller or otherwise to take any and all such action.

2.4   Investor Rights Agreement   Acquiror and Stockholder shall enter into an Investor Rights Agreement dated as of the Closing Date, in the form of Schedule 6.3(c) hereto (the “Investor Rights Agreement”) which shall provide for, among other things, the registration of the Acquiror Common Stock constituting the Merger Consideration.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and Stockholder jointly and severally make the representations and warranties to Acquiror contained in this Article III, except as set forth in the disclosure schedule attached hereto as Exhibit B (the “Seller Disclosure Schedule”). The Seller Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article III. Disclosure in any section of the Disclosure Schedule shall be effectively made whether or not expressly excepted in the corresponding section of this Agreement. The following representations and warranties are made as of the date of this Agreement. The phrase “delivered to Acquiror” or “made available to Acquiror” or any phrase of similar import means that Seller has delivered, provided access to or made certain items available for review and copying to Acquiror or its counsel. For purposes of this Article III, the phrase “to the Knowledge of Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of Seller and/or Stockholder after reasonable investigation.

3.1   Corporate Organization   (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Seller. Seller Disclosure Schedule 3.1(a) sets forth true and complete copies of the Charter and Bylaws of Seller as in effect on the date hereof.

(b)   Seller is the successor by merger dated December 18, 2006, of JD Design, LLC, a California limited liability company. As such, the phrase “to the Knowledge of Seller” includes knowledge and information of JD Design, LLC obtained by Seller due to the merger between Seller and JD Design, LLC.

3.2   Capitalization    The authorized capital stock of Seller consists of 100,000 shares of the Seller Common Stock, of which 1,000 are issued and outstanding as of the date hereof. All issued and outstanding shares of capital stock of Seller have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. Seller is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Seller or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.

3.3   Authority; No Violation   (a) Subject to the approval of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby by Stockholder, Seller has full corporate power and authority to execute and deliver this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Seller. Except for the approval of Stockholder of this Agreement and the Plan of Merger, no other corporate proceedings on the part of Seller are necessary to consummate the transactions so contemplated. This Agreement and the Plan of Merger have been duly and validly executed and delivered by Seller and constitute valid and binding obligations of Seller, enforceable against it in accordance with and subject to their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the appropriate court.

(b)   The execution and delivery of this Agreement and the Plan of Merger by Seller, the consummation by Seller of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, and compliance by Seller with any of the terms or provisions hereof or thereof, do not and will not (i) violate any provision of the Articles or other governing instrument or Bylaws of Seller, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the payment of any termination or like fee, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Seller under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party, or by which any of its properties or assets may be bound or affected. Except as set forth in Seller Disclosure Schedule 3.3(b) and for consents and approvals of or filings or registrations with or notices to the Secretary of State of the State of Delaware and Stockholder, no consents or approvals of or filings or registrations with or notices to any Governmental Entity or non-governmental third party are required on behalf of Seller in connection with (a) the execution and delivery of this Agreement and the Plan of Merger by Seller and (b) the consummation by Seller of the Merger and the other transactions contemplated hereby and by the Plan of Merger.

3.4   Financial Statements   (a) Seller has previously delivered to Acquiror copies of the consolidated balance sheets of JD Design, LLC as of December 31, 2005, 2004 and 2003 and the related consolidated statements of income, changes in members’ equity and cash flows for the years ended December 31, 2005, 2004 and 2003, in each case accompanied by the audit reports provided by independent public accountants, as well as the unaudited consolidated balance sheet of any predecessor of Seller as of June 30, 2006 and the related unaudited consolidated statements of income, changes in members’ equity and cash flows for the three and twelve-month periods ended September 30, 2006 and 2005.

(b)   Each of the financial statements referred to in this Section 3.4 fairly represents the financial position of Seller as of the respective dates of such financial statement and has been or will be, as the case may be, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved; provided, however, that the interim statements are subject to normal year-end adjustments.

3.5   Legal Proceedings   Seller is not a party to any, and there are no pending or, to the Knowledge of Seller, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Seller. Seller is not a party to any order, judgment or decree which affects the business, operations, assets or financial condition of Seller.

3.6   Taxes and Tax Returns   (a) Seller (and/or JD Design, LLC) has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements (“Returns”) required to be filed or sent by or with respect to them in respect of any Taxes (as hereinafter defined) and has duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and are set forth on Seller Disclosure Schedule 3.6(a)) and (ii) have not finally been determined. Seller has established (and until the Effective Time will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable, whether or not disputed or accrued, as applicable. Except as set forth in Seller Disclosure Schedule 3.6(a), (i) the federal income tax returns of Seller have not been audited by the Internal Revenue Service (the “IRS”) (or are closed to examination due to the expiration of the applicable statute of limitations), and (ii) the California franchise tax returns of Seller have not been audited by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. All Returns filed (and until the Effective Time to be filed) are or will be, as applicable, complete and accurate. There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted in writing for, Taxes or assessments upon Seller, and no taxing authority has given written notice of the commencement of any audit, examination or deficiency action. Seller has not given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

(b)   Except as set forth in Seller Disclosure Schedule 3.6(b), Seller (and/or JD Design, LLC) (i) has not requested any extension of time within which to file any Return which Return has not since been filed, (ii) is not a party to any written or unwritten agreement, arrangement or understanding providing for the allocation or sharing of, or indemnification with respect to, Taxes, (iii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Seller (nor does Seller have any Knowledge that the IRS has proposed any such adjustment or change of accounting method), (iv) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply, (v) has not been a “distributing corporation”

or a “controlled corporation” in a transaction intended to qualify under Section 355(a) of the Code within the past five years, (vi) has not ever been a member of a consolidated, combined or unitary Tax group or (vii) has not ever engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(c)   For purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

(d)   No liens for Taxes exist with respect to any of the assets or properties of Seller, except for liens for Taxes not yet due and payable.

(e)   Seller is not an S corporation within the meaning of Section 1361(a) of the Code.

(f)    None of the assets of Seller (i) is tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt the interest on which is exempt under Section 103(a) of the Code or (iii) is property that is required to be treated as being owned by a person (other than Seller) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately before the enactment of the Tax Reform Act of 1986.

(g)   Seller will not be required to include in a taxable period ending after the Effective Time taxable income attributable to income that economically accrued in a taxable period ending on or before the Effective Time as a result of the installment method of accounting, the completed contract method of accounting, any method of reporting revenue from contracts which are required to be reported on the percentage of completion method (as defined in Section 460(b) of the Code) but that were reported using another method of accounting, or any other method of accounting.

(h)   Seller is not a party to any contract or plan which, individually or collectively with respect to any person, could give rise to the payment of any amount that would not be deductible by Seller or Seller Subsidiary, by reason of Section 162(a)(1), 162(m) or 280G of the Code.

(i)    Seller is not a partner or a member of any partnership or joint venture, or any other entity classified as a partnership for federal income tax purposes.

(j)    Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

3.7   Employee Benefit Plans.   Seller has no plan or arrangement for employee benefit plans.

3.8   Compliance with Applicable Law   (a) Seller has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of Seller, no suspension or cancellation of any of the same is threatened.

(b)   Seller is not in violation of its respective Articles or other governing instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity, or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity; and Seller has not received any written notice from any Governmental Entity asserting that Seller is in violation of any of the foregoing. Seller is not subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment and has not received any written communication requesting that it enter into any of the foregoing.

3.9   Certain Contracts   (a) Except as disclosed in Seller Disclosure Schedule 3.9(a), Seller is not a party to, is not bound or affected by, and does not receive and is not obligated to pay benefits under (i) any agreement, arrangement or commitment, including any agreement, indenture or other instrument relating to the borrowing of money by Seller or the guarantee by Seller of any obligation; (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, retirement, election or retention in office of any present or former director, officer or employee of Seller; (iii) any contract, agreement or understanding with a labor union; (iv) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Seller upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (v) any agreement, arrangement or understanding to which Seller is a party or by which it is bound which limits the freedom of Seller to compete in any line of business or with any person, or that involves any restriction of the geographic area in which, or method by which, it may carry on its business (other than as may be required by law or any regulatory agency); (vi) any joint venture, partnership or similar agreement, arrangement or understanding providing for the sharing of profits, losses, costs or liabilities by Seller with any other person; or (vii) any other agreement, arrangement or understanding to which Seller is a party and which is material to the business, operations, assets or financial condition of Seller, in each of the foregoing cases whether written or oral; (each such agreement listed, or required to be listed, in this Section 3.9(a) is referred to herein as a “Seller Agreement”).

(b)   Seller is not in default or in non-compliance under any Seller Agreement and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance. Each Seller Agreement is legal, valid, binding and enforceable against Seller and, to the Knowledge of Seller, the other parties thereto in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the appropriate court. With respect to each Seller Agreement, such Seller Agreement is in full force and effect in accordance with its terms; all rents and other monetary amounts that may have become due and payable thereunder have been paid; and the Merger will not constitute a default or cause for termination or modification of any such Seller Agreement.

3.10   Properties and Insurance   (a) All real and personal property, including intellectual property, owned by Seller or presently used by Seller in its business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Seller in the ordinary course of business consistent with its past practices. Seller has good and marketable title to all its assets and properties, whether real or personal, tangible or intangible, and such assets and properties are not subject to any encumbrances, liens, mortgages, security interests or pledges, except as set forth on Schedule 3.10(a).

(b)   Seller Disclosure Schedule 3.10(b) sets forth a list of all policies of fire, theft, public liability and other insurance (including, without limitation, fidelity bonds insurance) maintained by Seller at the date thereof. The business operations and all insurable properties and assets of Seller are insured for their benefit against all risks which, in the reasonable judgment of the management of Seller, should be insured against, in each case, under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are, in the opinion of the management of Seller, adequate for the business engaged in by Seller. As of the date hereof, Seller has not received any written notice of cancellation or written notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed, and all material claims thereunder have been or will be filed in a timely fashion.

3.11   Minute Books   The minute books, including any attachments thereto, of Seller contain complete and accurate records of all meetings and other corporate action held or taken by its Boards of Directors (including committees of their respective Boards of Directors) and stockholders.

3.12   Affiliate Transactions   Except as disclosed in Seller Disclosure Schedule 3.12 and except as specifically contemplated by this Agreement, Seller has not engaged in or agreed to engage in (whether in writing or orally) any transaction with any “affiliate,” as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”).

3.13   Broker Fees   Neither Seller, nor any of its directors or officers, nor Stockholder has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

3.14   Employees; Compensation   Seller has disclosed on Seller Disclosure Schedule 3.14 a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of (i) each director and employee of Seller, (ii) each independent contractor, consultant and agent of Seller who has received or is entitled to payments and/or benefits of $25,000 or more on an annual basis during fiscal year 2006 or who is proposed to receive or be entitled to payments and/or benefits of $25,000 or more on an annual basis during fiscal year 2007, and (iii) each other person to whom Seller pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

3.15   Intellectual Property   (a) Seller has disclosed in Seller Disclosure Schedule 3.15 the Intellectual Property (as defined below) owned, licensed or otherwise possessed by Seller, including a complete and accurate list of all material U.S. and foreign (A) trademark or service mark registrations and applications, (B) copyright registrations and applications, (C) internet domain names, and (D) the name(s) and address(es) of the registered owner of such Intellectual Property, if not the Seller. Seller does not own any patents or patent applications. Seller owns or has the valid right to use, in each case free and clear of all material liens (except as otherwise disclosed on Schedule 3.16 (a) attached hereto), all applications, trademarks, service marks, trademark or service mark registrations and applications, trade name, logos, designs, samples, patterns, sketches, artwork, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, technology, trade secrets and other confidential information, know-how, proprietary processes, licenses, agreements and all other material proprietary rights (collectively, the “Intellectual Property”) used in the business of Seller as it currently is conducted.

(b)   The ownership or right to use such Intellectual Property of Seller (i) has not been challenged in any prior litigation, (ii) is not being challenged in any pending litigation, and (iii) is not, to the Knowledge of Seller, the subject of any threatened or proposed litigation. For purposes of this paragraph 3.15(b), the term “litigation” shall not be deemed to include trademark applications and related oppositions and/or proceedings against any Intellectual Property entered into in the normal course of business.

(c)   The conduct of the business of Seller as currently conducted or planned by Seller to be conducted does not, in any material respect, infringe upon (either directly or indirectly, such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any Intellectual Property owned and controlled by any third party. Seller has not entered into any agreement to indemnify any other person against any charges of infringement of any Intellectual Property, other than indemnity provisions arising in the ordinary course of business, such as those in purchase orders, invoices or similar sales-related documents.

3.16   Full Disclosure   No representation or warranty of the Seller contained in this Agreement, the Seller Disclosure Schedule or in any agreement, document or certificate delivered by Seller to Acquiror or Merger Sub pursuant to this Agreement (a) contains or at the Closing will contain any untrue statement of a material fact or (b) omits or at the Closing will omit to state a material fact necessary to make the statements herein or therein not misleading, in light of the circumstances under which such statements were or will be made.

3.17   Investment Representations by Stockholder   (a) Stockholder will, on the Closing Date, be an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). Stockholder will acquire the shares of Acquiror Common Stock solely for the purpose of investment, for his own account, and not with a view to any distribution thereof within the meaning of Section 2(11) of the Securities Act.

(b)   Stockholder understands that the shares of Acquiror Common Stock have not been registered under the Securities Act.

(c)   Stockholder, along or in conjunction with his advisors, has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the shares of Acquiror Common Stock and of making an informed investment decision with respect thereto.

(d)   Stockholder is able to bear the economic risk of an investment in the shares of Acquiror Common Stock.

(e)   Stockholder and his advisors have been given access to all documents, books and additional information concerning the Acquiror and its subsidiaries which they have requested. Stockholder has been represented by legal counsel and financial advisors in this transaction and such advisors have been given the opportunity to ask questions of, and receive answers from, the officers of the Acquiror and its subsidiaries concerning the affairs and business and financial condition of the Acquiror and its subsidiaries. Stockholder has conducted such investigations in making a decision to enter into this Agreement and the transactions contemplated herein as Stockholder and his advisors have deemed necessary and advisable.

3.18   No Violation; Stockholder   The execution and delivery of this Agreement and the Plan of Merger by Stockholder, the consummation by Stockholder of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, and compliance by Stockholder with any of the terms or provisions hereof or thereof, do not and will not, (i) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Stockholder or any of his properties or assets, or (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the payment of any termination or like fee, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Stockholder under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Stockholder is a party, or by which any of his properties or assets may be bound or affected.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Acquiror and Merger Sub jointly and severally make the representations and warranties contained in this Article IV, except as set forth in the disclosure schedule attached hereto as Exhibit C (the “Acquiror Disclosure Schedule”). The Acquiror Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article IV. Disclosure in any section of the Acquiror Disclosure Schedule shall be effectively made whether or not expressly excepted in the corresponding section of this Agreement. The following statements are made as of the date of this Agreement. The phrase “delivered to Seller” or “made available to Seller” or any phrase of similar import means that Acquiror has delivered, provided access to or made certain items available for review and copying to Seller or its counsel. For purposes of this Article IV, the phrase “to the Knowledge of Acquiror” or any phrase of similar import shall be deemed to refer to the actual knowledge of Merger Sub and Acquiror after reasonable investigation.

4.1   Corporate Organization   Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Acquiror and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of Acquiror or Merger Sub to perform their obligations hereunder. Acquiror Disclosure Schedule 4.1 sets forth true and complete copies of the Certificates of Incorporation and Bylaws of Acquiror and Merger Sub as in effect on the date hereof.

4.2   Capitalization   The authorized capital stock of Acquiror consists of 80,000,000 shares of Acquiror Common Stock, of which 41,177,801 shares are issued and outstanding as of the date hereof. All issued and outstanding shares of capital stock of Acquiror have been duly authorized and validly issued and are fully paid and non-assessable. Acquiror is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Acquiror or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock, except as set forth on Schedule 4.2 attached hereto.

4.3   Authority; No Violation   (a) Each of Acquiror and Merger Sub have full corporate power and authority to execute and deliver this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the unanimous vote of the Board of Directors of Acquiror and by the written consent of the Board of Directors of Merger Sub and by Acquiror as the sole stockholder of Merger Sub. Except for obtaining the approval of Acquiror’s shareholders, no other corporate proceedings on the part of Acquiror or Merger Sub are necessary to consummate the transactions so contemplated. Subject to receipt of the regulatory and other approvals described in this Agreement, this Agreement and the Plan of Merger have been duly and validly executed and delivered by Acquiror and Merger Sub and constitute valid and binding obligations of Acquiror and Merger Sub, respectively, enforceable against each of them in accordance with and subject to their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the appropriate court.

(b)   Neither the execution and delivery of this Agreement and the Plan of Merger by Acquiror and Merger Sub nor the consummation by Acquiror and Merger Sub of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof nor compliance by Acquiror and Merger Sub with any of the terms or provisions hereof or thereof will (i) violate any provision of the Certificate of Incorporation or other governing instrument or Bylaws of Acquiror or Merger Sub; (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Acquiror or Merger Sub or any of the Acquiror Subsidiaries or any of their respective properties or assets including without limitation, any provisions of the Hart-Scott-Rodino Act; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the payment of any termination or like fee, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Acquiror or Merger Sub under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Acquiror or Merger Sub is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the ability of Acquiror and Merger Sub to perform their obligations hereunder. Except for (i) consents and approvals of or filings or registrations with applicable federal and state securities laws authorities and NASDAQ, (ii) the filing of the Certificate of Merger as required by the DGCL and (iii) obtaining the approval of Acquiror’s shareholders, no consents or approvals of or filings or registrations with or notices to any Governmental Entity or non-governmental third party are required on behalf of Acquiror in connection with (a) the execution and delivery of this Agreement and the Plan of Merger by Acquiror and Merger Sub and (b) the consummation by Acquiror and Merger Sub of the transactions contemplated hereby and by the Plan of Merger.

4.4   Financial Statements   (a) Acquiror has previously delivered to Seller copies of the consolidated balance sheets of Acquiror or made available and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the last five (5) years, as the same have been filed pursuant to federal and state securities laws and as required by NASDAQ.

(b)   Each of the financial statements referred to in this Section 4.4 (including the related notes, where applicable) fairly represents the financial position of Acquiror as of the respective dates of such financial statements has been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved.

4.5   Legal Proceedings   Except as set forth in Acquiror Disclosure Schedule 4.5, neither the Acquiror nor Merger Sub is a party to any, and there are no pending or, to the Knowledge of Acquiror, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Acquiror or Merger Sub, except such proceedings, claims, actions or governmental investigations which in the good faith judgment of Acquiror will not have a material adverse effect on the ability of Acquiror and Merger Sub to perform their obligations hereunder. Acquiror is not a party to any order, judgment or decree which would reasonably be expected to have such a material adverse effect.

4.6   Acquiror Shares   The shares of Acquiror to be issued to pay the aggregate Merger Consideration pursuant to this Agreement will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

4.7   Broker Fees   Neither Acquiror nor Merger Sub nor any of their respective directors or officers has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

4.8   Compliance with Applicable Law   (a)   Acquiror and Merger Sub have all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could have a material adverse effect on the ability of Acquiror and Merger Sub to perform their obligations hereunder; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of Acquiror, no suspension or cancellation of any of the same is threatened.

(b)   Except as set forth in Acquiror Disclosure Schedule 4.8(b), neither Acquiror nor is in violation of its respective Certificates of Incorporation or other governing instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity, or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity, any of which violations or defaults could have a material adverse effect on the ability of Acquiror and Merger Sub to perform their obligations hereunder; and neither Acquiror nor Merger Sub has received any written notice from any Governmental Entity asserting that Acquiror or any Acquiror Subsidiary is in violation of any of the foregoing.

4.9   Filings with the SEC   Acquiror has made all filings with the SEC that it has been required to make within the past three (3) years under the Securities Act and the Securities Exchange Act (collectively, the “Public Reports”). Each of the Public Reports has complied with the Securities Act and Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state immaterial fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date publicly filed or provided to Seller or Stockholder prior to the date hereof shall be deemed to modify information as of an earlier date. Acquiror will deliver to Seller a correct and complete copy of any Public Report upon request by Seller.

4.10   Full Disclosure   No representation or warranty of Acquiror contained in this Agreement, the Acquiror Disclosure Schedule or in any agreement, document or certificate delivered by Acquiror to Seller pursuant to this Agreement (a) contains or at the Closing will contain any untrue statement or a material fact or (b) omits or at the Closing will omit to state a material fact necessary to make the statements herein or therein, as applicable, in light of the circumstances under which such statements were or will be made, not misleading.

ARTICLE V
COVENANTS OF THE PARTIES

5.1   Conduct of the Business of Seller   During the period from the date hereof to the Effective Time, Seller shall conduct its business only in the ordinary course and consistent with past practice or as required hereunder, except with the prior written consent of Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall use its best efforts to (i) preserve its business organization intact, (ii) keep available to itself and Acquiror the present services of the employees of Seller, and (iii) preserve for itself and Acquiror the goodwill of customers and other third parties with whom business relationships exist.

5.2   Negative Covenants of Seller   Seller agrees that from the date hereof to the Effective Time, except as otherwise approved by Acquiror in writing or as permitted or required by this Agreement, Seller will not, without the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed:

          (i)     change any provision of the Certificate or other governing instrument or Bylaws of Seller;

      (ii)     change the number of shares of its authorized or issued capital stock or issue or grant any shares of its capital stock or any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of Seller, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

  (iii)     declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Seller;

    (iv)     grant any severance or termination pay to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers, employees or consultants; or award any increase in compensation or benefits to its directors, officers, employees or consultants;

        (v)     enter into or modify any pension, retirement, stock option, stock purchase, stock grant, stock appreciation right, savings, profit-sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers, employees or consultants, other than any change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any tax-qualified plan; or make any contributions to any other defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice or plan terms;

    (vi)     sell or dispose of any assets or knowingly incur any liabilities other than in the ordinary course of business consistent with past practices and policies, or acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

(vii)     make any capital expenditures in excess of $25,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof, other than expenditures necessary to maintain existing assets in good repair and other than as set forth in Seller Disclosure Schedule 5.2(vii);

(viii)    make any material change in its accounting methods or practices, other than changes required by GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations;

    (ix)     make, change or revoke any material Tax election, amend any material return or settle or compromise any material liability for Taxes;

        (x)     engage in any transaction with an “affiliate,” in each case as defined in Section 3.12 hereof.

    (xi)     knowingly take any action or knowingly fail to take any action that would  reasonably be expected to adversely affect or delay the ability of Acquiror or Seller to perform its covenants and agreements on a reasonably timely basis under this Agreement or to consummate the transactions contemplated under this Agreement;

(xii)     knowingly take any action or knowingly fail to take any action that would reasonably be expected to result in any of its representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time;

(xiii)            knowingly take any action which would be reasonably expected to adversely affect or delay the ability of the Acquiror or Seller to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any condition or restriction that would materially impair the value of the transaction to Acquiror;

(xiv)              merge with any other corporation or permit any other corporation to merge into it or consolidate with any other corporation;

  (xv)     knowingly fail to comply with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of the business of the Seller in a manner adverse to such business; or

(xvi)     agree to do any of the foregoing.

5.3   No Solicitation   Neither Seller nor Stockholder shall authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative of Seller or the Seller or Stockholder to, directly or indirectly, solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Acquiror) concerning any Acquisition Transaction (as defined below). For purposes of this Agreement, “Acquisition Transaction” means any offer or proposal by a person or entity other than Acquiror for (i) a merger, tender offer, recapitalization or consolidation, or any similar transaction, involving the Seller; (ii) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets of the Seller; (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) of securities representing the voting power of the Seller; or (iv) any substantially similar transaction.

5.4   Negative Covenants of Acquiror   Except as expressly provided in this Agreement, or as set forth in Acquiror Disclosure Schedule 5.4, during the period from the date of this Agreement to the Effective Time, Acquiror shall not, and shall cause each Acquiror Subsidiary not to, (i) other than in connection with this Agreement, and except as would not have a material adverse effect on the ability of Acquiror and Merger Sub to perform their obligations hereunder, fail to conduct its business in the ordinary and usual course consistent with past practices and prudent business practice, or fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; (ii) knowingly take any action which would be reasonably expected to adversely affect or delay the ability of Acquiror or Merger Sub to perform their respective covenants and agreements on a timely basis under this Agreement or to consummate the transactions contemplated by this Agreement; (iii) knowingly take any action or knowingly fail to take any action that would reasonably be expected to result in any of its representations and warranties contained in Article IV of this Agreement not being true and correct in any material respect at the Effective Time; (iv) knowingly take any action which would be reasonably expected to adversely affect or delay the ability of the Acquiror or Merger Sub to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any condition or restriction that would materially impair the value of the transaction to Acquiror; or (v) agree to do any of the foregoing.

5.5   Access to Properties and Records; Confidentiality   (a) Seller shall permit Acquiror and its representatives reasonable access to its properties and shall disclose and make available to Acquiror all books, papers and records relating to the assets, properties, operations, obligations and liabilities of Seller, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities in which Acquiror may have an interest.

(b)   All information furnished previously by Acquiror or Seller in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger and, if such Merger shall not occur, the party receiving the information shall, at the request of the party which furnished such information, either return to the party which furnished such information or destroy all documents or other materials containing, reflecting or referring to such information; shall use its best efforts to keep confidential all such information; shall use such information only for the purpose of consummating the transactions contemplated by this Agreement; and shall not directly or indirectly use such information for any competitive or commercial purposes. The obligations of Acquiror and Seller to keep such information confidential shall continue for one year from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) was already in the possession of the party receiving the information prior to the disclosure thereof to it by the party furnishing the information; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving the information; or (D) was disclosed to the party receiving the information by a third-party not known by the receiving party to be bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

5.6   Regulatory Matters   The parties hereto will cooperate with each other and use their best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement as soon as practicable. The parties shall each have the right to review in advance all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or Governmental Entity in connection with the transactions contemplated by this Agreement.

5.7   Further Assurances   Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing contained herein and to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger.

5.8   Disclosure Supplements   From time to time prior to the Effective Time, each party will promptly supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby; provided, however, that the inclusion of any information in any such amendment or supplement not included in the original Disclosure Schedules shall not limit or impair any right which a party may have to terminate this Agreement pursuant to Section 7.1(c) due to failure to satisfy the conditions set forth in Section 6.2(a) or Section 6.3(a), as the case may be.

5.9   Public Announcements   Prior to the Effective Time, the parties hereto shall approve in advance the substance, and cooperate with each other in the development and distribution, of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation and as to which the parties releasing such information have used their reasonable efforts to discuss with the other parties in advance.

5.10   Intentionally omitted

5.11   Preparation of Proxy Statement   Acquiror shall prepare as promptly as practicable a proxy statement to be mailed to the stockholders of Acquiror who are to vote upon this Agreement and the Plan of Merger in connection with the transactions contemplated hereby. None of the information supplied or to be supplied by the Acquiror for inclusion or incorporation by reference in the Proxy Statement, and any other documents required by the SEC and federal or state securities laws, prepared by the Acquiror relating to Acquiror and Merger Sub and the Seller relating to Seller in connection with obtaining stockholder approval of the transactions contemplated hereby (the “Proxy Statement”) will, at the date it is first mailed to the Acquiror’s stockholders and at the time of the Acquiror stockholder meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Acquiror with respect to statements made or incorporated by reference therein based on information supplied in writing by Seller specifically for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

5.12   Acquiror Meeting of Stockholders   Acquiror will call a special meeting of its Stockholders as soon as commercially reasonable in order that the Stockholders may consider and vote upon the adoption of this Agreement and the approval of the transactions contemplated hereby in accordance with the DGCL and/or NASDAQ Marketplace Rules.

5.13   Adjustment for Changes in Outstanding Shares   In the event that prior to the Effective Time the outstanding shares of Acquiror Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in the Acquiror’s capitalization, then an appropriate and proportionate adjustment shall be made in the number and kinds of shares of Acquiror Common Stock to be thereafter delivered in connection with the Merger.

5.14   Covenant to Close   At such time as is deemed appropriate by the parties hereto or as otherwise set forth in this Agreement, and upon satisfaction or waiver of each of the conditions to Closing of the Merger, the parties agree to take such actions as are reasonably necessary or appropriate to effect the Closing and the Merger.

5.15   Non-Competition; Non-Solicitation Covenants by Stockholder

(a)   Restrictive Covenants.   As used in this 5.15, “Acquiror” shall be deemed to include Acquiror and any direct or indirect subsidiary of Buyer, including Merger Sub.

          (i)     Non-Competition Covenants. Stockholder acknowledges that the covenants set forth in this Section 5.15 are reasonable in scope, consistent with certain rights granted by the Investor Rights Agreement referenced in Section 6.3(c) hereof and are necessary to protect the legitimate business interests of Acquiror. So long as Stockholder is providing services to Acquiror, whether as employee, officer, director, consultant, or otherwise, and for a period one (1) year after the termination of such services, Stockholder agrees that he shall not, directly or indirectly, engage in or become directly or indirectly interested in any proprietorship, corporation, partnership, firm, trust, company; limited liability company or other entity (whether as owner, partner, director, manager, trustee, beneficiary, stockholder, agent, creditor, member, or otherwise) that competes with Acquiror in the sales and marketing of premium denim apparel (the “Business”) (as the Business is conducted on the date of this Agreement) within the Restricted Territory. For purposes of this Agreement, the term “Restricted Territory” means:  any State in the United States of America or country where Acquiror conducts Business as of the Closing Date.

      (ii)     Non-Solicitation Covenant. So long as Stockholder is providing services to Acquiror, whether as employee, officer, director, consultant, or otherwise, and for a period one (1) year after the termination of such services, Stockholder shall not, directly or indirectly, contact, solicit, interfere with or endeavor to entice away from Acquiror, any person, firm, corporation, limited liability company or other entity that is a customer or prospective customer of Acquiror. Stockholder further covenants and agrees that, so long as Stockholder is providing services to Acquiror, whether as employee, officer, director, consultant, or otherwise, and for a period one (1) year after the termination of such services, Stockholder shall not, directly or indirectly, induce, attempt to induce or hire any employee (or any person who was an employee during the year preceding the date of any solicitation) of Acquiror to leave the employ of Acquiror, or in any way interfere with the relationship between any such employee and Acquiror.

(b)   Remedies.

          (i)     Injunctive Relief. Stockholder expressly acknowledges and agrees that the Business is highly competitive and that a violation of any of the provisions of this Section 5.15 would cause immediate and irreparable harm, loss and damage to Acquiror not adequately compensable by a monetary award. Stockholder further acknowledges and agrees that the time periods and territorial areas provided for herein are the minimum necessary to adequately protect the legitimate business interests of Acquiror. Without limiting any of the other remedies available to Acquiror, at law or in equity, or Acquiror’s right or ability to collect money damages, Stockholder agrees that any actual or threatened violation of any of the provisions of Section 5.15 may be restrained or enjoined by any court of competent jurisdiction, and that a temporary restraining order or emergency, preliminary or final injunction may be issued in any court of competent jurisdiction, upon one day’s notice and without bond.

      (ii)     Enforcement. It is the desire of the parties that the provisions of Section 5.15 be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, if any particular portion of Section 5.15 shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalidated by such laws or public policies, such section or sections shall be (i) deemed amended to delete therefrom such portions so adjudicated or (ii) modified as determined appropriate by such a court, such deletions or modifications to apply only with respect to the operation of such section or sections in the particular jurisdictions so adjudicating on the parties and under the circumstances as to which so adjudicated.

  (iii)     Legal Fees. Stockholder shall reimburse Acquiror for all reasonable costs and expenses, including, but not limited to, reasonable attorney fees, incurred by Acquiror in connection with the enforcement of the provisions set forth in this Section 5.15 if Acquiror prevails.

5.16   Indemnification by Acquiror   (a) Acquiror and Merger Sub will observe any indemnification provisions now existing in the Certificate of Incorporation or Bylaws of Seller for the benefit of any individual who served as a director or officer of Seller at any time prior to the effective time.

(b)   To the extent permitted by law and subject to paragraph 5.16(a) above, Acquiror will indemnify each individual who served as a director or officer of Seller at any time prior to the effective time from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including all court costs and attorneys fees and expenses resulting from, arising out of, relating to, in the nature of, or caused by actions or events unrelated to this Agreement and Plan of Merger or any of the transactions contemplated herein.

ARTICLE VI
CLOSING CONDITIONS

6.1   Conditions to the Parties’ Obligations under this Agreement   The respective obligations of the parties under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)    All necessary regulatory or governmental approvals and consents required to complete the Merger shall have been obtained, all conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied, and all waiting periods in respect thereof shall have expired; and all notices, reports and other filings required to be made with any Governmental Entity in connection with the Merger prior to the Effective Time by Acquiror or Seller or any of their respective Subsidiaries shall have been made and become final.

(b)   This Agreement and the Plan of Merger shall have been duly adopted and approved by the requisite votes of the stockholders of Seller.

(c)    This Agreement and the Plan of Merger, including the issuance of the shares hereunder, shall have been duly adopted and approved by the requisite votes of the stockholders of Acquiror.

(d)   None of Seller, Acquiror or Merger Sub shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any governmental or judicial authority which prohibits, restricts or makes illegal consummation of the Merger or the other transactions contemplated hereby.

(e)    All consents or approvals of all persons (other than Governmental Entities) required for consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Seller or Acquiror.

(f)    The shares of Acquiror Common Stock issuable to Stockholder in the Merger shall have been approved for listing on NASDAQ on or before the Closing Date, subject to official notice of issuance.

6.2   Conditions to the Obligations of Acquiror and Merger Sub under this Agreement   The obligations of Acquiror and Merger Sub under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Acquiror (on behalf of itself and Merger Sub) to the extent permitted by law:

(a)    (i)  Each of the obligations of Seller required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and (ii) the representations and warranties of Seller contained in this Agreement shall have been true and correct in all respects as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (other than any representation or warranty which specifically relates to an earlier date shall be true and correct as of such date), and Acquiror shall have received a certificate to that effect signed by the President and Chief Executive Officer of Seller.

(b)   All permits, consents, waivers, clearances, approvals and authorizations of all Governmental Entities or third parties which are necessary in connection with the consummation of the Merger shall have been obtained; and none of such permits, consents, waivers, clearances, approvals and authorizations shall contain any terms or conditions which would materially impair the value of Seller to Acquiror.

(c)    Stockholder shall have executed and delivered to the Acquiror and employment agreement, as set forth in Schedule 6.2(c).

6.3   Conditions to the Obligations of Seller under this Agreement   The obligations of Seller under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Seller to the extent permitted by law:

(a)    (i)  Each of the obligations of Acquiror and Merger Sub required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and (ii) the representations and warranties of Acquiror and Merger Sub contained in this Agreement shall have been true and correct in all respects as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (other than any representation or warranty which specifically relates to an earlier date shall be true and correct as of such date) and Seller shall have received a certificate to that effect signed by the President and Chief Executive Officer of Acquiror.

(b)   All permits, consents, waivers, clearances, approvals and authorizations of all Governmental Entities or third parties which are necessary in connection with the consummation of the Merger shall have been obtained; and none of such permits, consents, waivers, clearances, approvals and authorizations shall adversely affect the Merger Consideration.

(c)    Stockholder and Acquiror shall enter into an Investor Rights Agreement as set forth in Schedule 6.3(c).

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER, ETC.

7.1   Termination   This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Plan of Merger by the stockholders of Seller:

(a)    by mutual written consent of the parties hereto;

(b)   by Acquiror (on behalf of itself and Merger Sub) or Seller (i) if the Effective Time shall not have occurred on or prior to June 30, 2007; or (ii) if a vote of the stockholders of Acquiror is taken and such stockholders fail to approve this Agreement and the Plan of Merger;

(c)    by Acquiror (on behalf of itself and Merger Sub) in writing if Seller or Stockholder has, or by Seller in writing if Acquiror has, breached (i) any covenant or undertaking contained herein, or (ii) any representation or warranty contained herein, which breach would result in the failure to satisfy the closing condition set forth in Section 6.2(a) or 6.3(a), as the case may be, and such breach cannot be or has not been cured within ten (10) business days after the giving of written notice of such breach to the non-terminating party;

7.2   Effect of Termination   In the event of termination of this Agreement by either Acquiror or Seller as provided above, this Agreement shall forthwith become void (other than Sections 5.5(b), this Section 7.2, and Article VIII hereof, which shall remain in full force and effect), and there shall be no further liability on the part of the parties or their respective officers or directors except for the liability of the parties under Sections 5.5(b), and 8.1 hereof and except for liability for any willful breach of any covenant, undertaking, representation or warranty in this Agreement giving rise to such termination.

7.3   Amendment, Extension and Waiver   Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after approval thereof by the stockholders of Seller, the parties may (a) amend this Agreement and the Plan of Merger, (b) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein (other than required stockholder and regulatory approval). This Agreement and the Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and which has been authorized by or under the direction of its Board of Directors; but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.4   Indemnification   (a)      In the event Seller or Stockholder breaches any of its or his representations, warranties, and covenants contained herein and, provided that Acquiror or Merger Sub makes a written demand for indemnification against Seller or Stockholder, then each of Seller and Stockholder shall be obligated, jointly and severally, to indemnify Acquiror or Merger Sub from and against the entirety of any adverse consequences Acquiror or Merger Sub may suffer (including any adverse consequences the Acquiror or Merger Sub may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by such breach of a representation or warranty contained in Article III; provided, however, that (A) neither Seller nor Stockholder shall have any obligation to indemnify Acquiror from and against any adverse consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of Seller and/or Stockholder contained in Article III above until Acquiror or Merger Sub has suffered adverse consequences by reason of all such breaches in excess of $50,000 (after which point Stockholder will be obligated only to indemnify Acquiror or Merger Sub from and against further such adverse consequences) and (B) there will be an aggregate ceiling of the fair market value of the Merger Consideration as of the Effective Time on the obligation of Seller and/or Stockholder to indemnify Acquiror or Merger Sub from and against adverse consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of the representations and warranties of Seller contained in Article III above.

(b)   In the event Acquiror or Merger Sub breach any of their representations, warranties, and covenants contained herein and provided that Seller and/or Stockholder makes a written claim for indemnification against Acquiror or Merger Sub, then Acquiror or Merger Sub agrees to indemnify Seller and/or Stockholder (as the case may be) from and against the entirety of any adverse consequences suffered (including any adverse consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by such breach of a representation or warranty contained in Article IV; provided, however, that (A) neither Acquiror nor Merger Sub shall have any obligation to indemnify Seller or Stockholder from and against any adverse consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of Acquiror and/or Merger Sub contained in Article IV above until Seller and/or Stockholder has suffered adverse consequences by reason of all such breaches in excess of $50,000 (after which point Acquiror or Merger Sub will be obligated only to indemnify Seller and/or Stockholder from and against further such adverse consequences) and (B) there will be an aggregate ceiling of the fair market value of the Merger Consideration as of the Effective Time on the obligation of Acquiror or Merger Sub to indemnify Seller and/or Stockholder from and against adverse consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of the representations and warranties of Acquiror and Merger Sub contained in Article IV above.

(c)   In the event any party breaches any of its or his covenants in Article V above, and provided that the non-breaching party makes a written claim for indemnification against such party, then such party shall indemnify the non-breaching party from and against the entirety of any adverse consequences suffered (including any adverse consequences such non-breaching party shall suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach of such covenant contained in Article V.

ARTICLE VIII
MISCELLANEOUS

8.1   Expenses   All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting, investment banking and printing expenses) shall be borne by the party incurring such costs and expenses; provided, however, if Acquiror’s shareholders do not approve the transactions contemplated hereby, the Acquiror shall reimburse Seller’s expenses associated with this Merger Agreement, not to exceed $35,000.

8.2   Survival   The respective representations, warranties and covenants of the parties to this Agreement shall not survive (i) the Effective Time or (ii) the termination of this Agreement, but shall terminate as of the Effective Time or such termination, respectively, except for the provisions of (i) Article II and this Article VIII which shall survive the Effective Time, and (ii) Section 5.5(b) and this Article VIII which shall survive such termination, respectively.

8.3   Notices   All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight express or by facsimile addressed as follows:

(a)   If to Acquiror or Merger Sub, to:

Innovo Group Inc
5901 Eastern Avenue
Commerce, CA  90040
Attention:  Dustin A. Huffine
Facsimile:  (323) 837-3992

Copy (which shall not constitute notice) to:

Phelps Dunbar LLP
111 East Capitol Street, Suite 600
Jackson, MS  39201
Attention:  Stephen M. Wilson
Facsimile:  (601) 360-9777

(b)   If to Seller, to:

JD Holdings, Inc.
1810 Rising Glen Road
Los Angeles, CA  90069
Attention:  Joseph M. Dahan

Copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
2450 Colorado Avenue, Suite 400E
Santa Monica, CA  90404
Attention:  David Markman
Facsimile:  (310) 586-7800

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

8.4   Parties in Interest   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and, except as otherwise expressly provided herein, that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

8.5   Complete Agreement   This Agreement and the Plan of Merger, including the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, contain the entire agreement and understanding of the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings by and among the parties, both written and oral, with respect to such subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings by and among the parties other than those expressly set forth herein or therein.

8.6   Counterparts   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

8.7   Governing Law   This Agreement shall be governed by the laws of the State of Delaware, without giving effect to its principles of conflicts of laws.

8.8   Interpretation   When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section, exhibit or schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

8.9   Enforcement   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

8.10   Construction   The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

8.11   Tax Consequences   The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and acknowledge that each party hereto is solely responsible for determining and satisfying any tax liability arising out of the transactions contemplated by this Agreement; and that neither party has made representations and has offered no advice or opinion upon which the other has relied concerning the tax consequences of the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, Acquiror, Merger Sub, Seller and Stockholder have caused this Agreement to be executed by their respective authorized officers or individually as of the day and year first above written.

INNOVO GROUP INC.
By:	/s/ MARC B. CROSSMAN
	Name:	Marc B. Crossman
	Title:	President and CEO
JOE’S JEANS, INC.
By:	/s/ MARC B. CROSSMAN
	Name:	Marc B. Crossman
	Title:	CEO and Treasurer
JD HOLDINGS, INC.
By:	/s/ JOSEPH M. DAHAN
	Name:	Joseph M. Dahan
	Title:	CEO
/s/ JOSEPH M. DAHAN
JOSEPH M. DAHAN

EXHIBIT A

PLAN OF MERGER

PLAN OF MERGER

This Plan of Merger (“Plan of Merger”) is dated as of February 6, 2007, by and among Innovo Group Inc., a Delaware corporation (“Acquiror”), Joe’s Jeans, Inc., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), JD Holdings, Inc., a California corporation (“Seller”) and Joseph M. Dahan, a California resident (“Stockholder”). Each of Acquiror, Merger Sub, Seller and Stockholder is a “party” to this Agreement, and one or more of them are “parties” hereto, as the context may require.

W I T N E S S E T H:

WHEREAS, Acquiror, Merger Sub, Seller and Stockholder have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and

WHEREAS, pursuant to the Merger Agreement and this Plan of Merger, and subject to the terms and conditions set forth therein and herein, Seller shall be merged with and into Merger Sub, with Merger Sub being the surviving corporation in such merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement, the parties hereto do mutually agree as follows:

ARTICLE I
DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquiror Common Stock” shall mean the common stock, par value $.10 per share, of Acquiror.

“Effective Time” shall mean the date and time at which the Merger contemplated by this Plan of Merger becomes effective as provided in Section 2.2 of this Plan of Merger.

“Merger” shall refer to the merger of Seller with and into Merger Sub as provided in Section 2.1 of this Plan of Merger.

“Merging Corporations” shall mean Merger Sub and Seller.

“Seller Common Stock” shall mean the common stock, no par value per share, of Seller.

“Stockholder Meeting” shall mean the meeting of the stockholders of Seller held pursuant to Section 5.8 of the Merger Agreement.

“Surviving Corporation” shall mean Merger Sub as the surviving corporation of the Merger.

ARTICLE II
TERMS OF THE MERGER

2.1   THE MERGER. Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, Seller shall be merged with and into Merger Sub pursuant to and in accordance with the Delaware General Corporation Law (the “DGCL”). Merger Sub shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of Delaware. At the Effective Time, the separate existence and corporate organization of Seller shall cease, and all right, title and interest in and to all property owned by each of the Merging Corporations shall be allocated to and shall be vested in Merger Sub as the Surviving Corporation, without reversion or impairment, without further act or deed and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities and obligations of the Merging Corporations shall be allocated to Merger Sub as the Surviving Corporation, as the primary obligor therefor, and, except as set forth in the Merger Agreement, no other person shall be liable therefor, and all proceedings pending by or against any of the Merging Corporations shall be continued by or against the Surviving Corporation, and all liabilities, obligations, assets or rights associated with such proceedings shall be allocated to and vested the Surviving Corporation.

2.2   EFFECTIVE TIME. The Merger shall become effective on the date and at the time that Articles of Merger are filed with the Secretary of State of the State of Delaware pursuant to Section 103 of the DGCL, unless a later date and time is specified as the effective time in such documents.

2.3   NAME OF THE SURVIVING CORPORATION. The name of the Surviving Corporation shall be “Joe’s Jeans, Inc.”

2.4   ARTICLES OF INCORPORATION. On and after the Effective Time, Articles of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub until amended in accordance with applicable law.

2.5   BYLAWS. On and after the Effective Time, the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub until amended in accordance with applicable law.

ARTICLE III
MERGER CONSIDERATION

3.1   CONVERSION OF SHARES. All of the shares of Acquiror and Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Merger. The manner and basis of converting the Seller Common Stock upon consummation of the Merger shall be as follows:

At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Seller or the holders of Seller Common Stock, the Seller Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into 14,000,000 shares (the “Merger Consideration”) of Acquiror Common Stock.

3.2   EXCHANGE OF CERTIFICATES FOR STOCK AND/OR CASH. After the Effective Time, the holder of a certificate previously representing outstanding shares of Seller Common Stock shall surrender and exchange such certificates for the Merger Consideration in the manner provided in Section 2.2 of the Merger Agreement.

3.3   CASH PAYMENT. At the Effective Time, Acquiror shall pay or cause to be paid to Stockholder Three Hundred Thousand and 00/100 Dollars ($300,000.00) in immediately available funds.

ARTICLE IV
MISCELLANEOUS

4.1   CONDITIONS PRECEDENT. The respective obligations of each party under this Plan of Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article VI of the Merger Agreement.

4.2   TERMINATION. This Plan of Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Merger Agreement in accordance with Article VII thereof.

4.3   AMENDMENTS. To the extent permitted by the DGCL, this Plan of Merger may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

4.4   SUCCESSORS. This Plan of Merger shall be binding on the successors of Acquiror, Merger Sub, Seller and Stockholder.

IN WITNESS WHEREOF, Acquiror, Merger Sub, Seller and Stockholder have caused this Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

INNOVO GROUP INC.
By:	/s/ MARC B. CROSSMAN
	Name:	Marc B. Crossman
	Title:	President and CEO
JOE’S JEANS, INC.
By:	/s/ MARC B. CROSSMAN
	Name:	Marc B. Crossman
	Title:	CEO and Treasurer
JD HOLDINGS, INC.
By:	/s/ JOSEPH M. DAHAN
	Name:	Joseph M. Dahan
	Title:	CEO
STOCKHOLDER
/s/ JOSEPH M. DAHAN
JOSEPH M. DAHAN

EXHIBIT B

SELLER DISCLOSURE SCHEDULE

This Seller Disclosure Schedule is being provided pursuant to the terms and conditions of the Agreement and the Plan of Merger dated as of February 6, 2007 (the “Agreement”) by and among Innovo Group Inc., Joe’s Jeans, Inc., JD Holdings, Inc. and Joseph M. Dahan. The sections listed in the Seller Disclosure Schedule correspond to sections in Article III of the Agreement. Unless otherwise indicated, all information set forth herein is as of the date of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

[SCHEDULES OMITTED]

EXHIBIT C

ACQUIROR DISCLOSURE SCHEDULE

This Acquiror Disclosure Schedule is being provided pursuant to the terms and conditions of the Agreement and the Plan of Merger dated as of February 6, 2007 (the “Agreement”) by and among Innovo Group Inc., Joe’s Jeans, Inc., JD Holdings, Inc. and Joseph M. Dahan. The sections listed in the Acquiror Disclosure Schedule correspond to sections in Article IV of the Agreement. Unless otherwise indicated, all information set forth herein is as of the date of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

[SCHEDULES OMITTED]